Exhibit 16.1

December 10, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Amendment No.1 on Form 8-K/A dated December 4, 2012 of Sono-Tek Corporation, and are in agreement with the statements contained in the first sentence with regards to the dismissal of Sherb & Co., LLP of the first paragraph, the second and third paragraphs therein in their entirety. We have no basis to agree or disagree with other statements of the Registrant contained therein.

/s/ Sherb & Co., LLP
Certified Public Accountants